Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus and prospectus supplement that constitute a part of the Registration Statement on Form S-3 of Anixa Biosciences, Inc. of our report dated January 10, 2025, relating to the consolidated financial statements of Anixa Biosciences, Inc. as of and for each of the years ended October 31, 2024 and 2023, appearing in the Annual Report on Form 10-K of Anixa Biosciences, Inc. for the fiscal year ended October 31, 2024.

We also consent to the reference to us under the heading “Experts” in the prospectus and prospectus supplement.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California
September 10, 2025